Contact:	Ray Harlin Chief Financial Officer 423-510-3323

U.S. XPRESS ENTERPRISES, INC. REPORTS RECORD FOURTH QUARTER RESULTS

CHATTANOOGA, Tenn. (January 26, 2006) - U.S. Xpress Enterprises, Inc. (NASDAQ/NM: XPRSA) announced operating revenue and earnings for the fourth quarter and year ended December 31, 2005.

Revenue for the fourth quarter of 2005 increased 1.8% to $318.0 million compared with $312.3 million in the fourth quarter of 2004. The Company reported net income for the fourth quarter of $7.1 million, or $0.46 per diluted share, compared with net income of $5.9 million, or $0.40 per diluted share, in the prior-year period.

For the year ended December 31, 2005, revenue increased 5.3% to $1.2 billion from $1.1 billion in 2004. For 2005, net income was $9.4 million, or $0.59 per diluted share, which included a one-time, pre-tax charge of $2.8 million related to the sale and exit of the Company's airport-to-airport business, compared with net income of $16.4 million, or $1.14 per diluted share, in the prior year. Excluding this charge, net income for 2005 would have been $10.9 million, or $0.68 per diluted share.

During the quarter, truckload revenue, excluding the effect of fuel surcharges, increased 2.3% to $254.5 million from $248.8 million a year ago. The increase in truckload revenue was driven by a 6.9% increase in rate per loaded mile partially offset by a 4.0% reduction in revenue miles per tractor. Truckload operating income for the quarter decreased by 5.9% to $17.0 million in the 2005 quarter from $18.1 million in the 2004 quarter as the impact of rate increases and lower net fuel costs were more than offset by increases in driver wages and insurance premiums and claims. Although the decrease in fuel prices, net of fuel surcharges, during the quarter positively impacted truckload operating income by approximately $1.3 million, or $0.05 per share, for the year, the record high fuel prices negatively impacted truckload operating income by approximately $6.5 million, or $0.21 per share.

Revenue of XpressGlobal Systems declined to $22.5 million in the quarter compared with $42.6 million in the comparable 2004 quarter due primarily to the sale and exit from the airport-to-airport business in the second quarter of 2005. Revenues in floorcovering operations declined approximately $3.1 million, or 14.2%, versus the 2004 quarter. Xpress Global Systems’ operating loss for the quarter was $2.2 million compared with a $4.5 million operating loss in the prior-year quarter. The current quarter operating results were impacted by lower than expected floorcovering revenues and delays in achieving necessary customer rate increases.

During the fourth quarter, the equity in earnings of the Company's 49% interest in Arnold Transportation and Total Transportation was approximately $980,000. For the fourth quarter these entities, on a combined basis, reported revenues of $99.4 million and achieved an operating ratio of approximately 94.0%. For 2005, the entities contributed $2.8 million of equity in earnings for the Company, reported a combined revenue of $317 million and achieved an operating ratio of approximately 94.7%. Together, these two affiliated companies currently operate approximately 2,000 tractors providing regional and medium length of haul and dedicated dry van truckload services.

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4080 Jenkins Road, Chattanooga, TN  37421
423.510.3000

XPRSA Reports Fourth Quarter Results Page 2 January 26, 2006

Co-Chairman, Patrick Quinn, stated, "We are very pleased to establish a new quarterly record for earnings per share. The record earnings were driven by strong truckload freight demand comparable to what we experienced in the fourth quarter of 2004, improved truckload pricing, decreasing fuel prices, and the reduction in operating losses at our Xpress Global Systems operation.

"Looking ahead to our outlook for 2006, we believe that Xpress Global Systems will achieve profitable results following the seasonally difficult first quarter. In our truckload operations we believe we have an opportunity to improve margins in 2006 given a favorable operating environment, including relatively strong freight demand and constrained tractor capacity, no further deterioration in fuel costs and a moderate increase in our seated truck capacity."

The Company also announced that it repurchased 41,800 shares of Common Stock during the fourth quarter for a total investment of $524,800, bringing the total shares of Common Stock repurchased in 2005 to 948,686 shares for a total investment of $12.4 million. The Company has approximately $4.3 million remaining under its repurchase authorization approved by the Board of Directors in August 2005.

U.S. Xpress Enterprises will host a conference call to discuss fourth quarter results on January 27, 2006, at 1:30 p.m. EST. The number to call for this interactive teleconference is (913) 981-5532. A replay of the conference call will be available through February 3, 2006, by dialing (719) 457-0820 and entering the confirmation number, 5097406.

The live broadcast of U.S. Xpress Enterprises' quarterly conference call will be available online at the Company's website, www.usxpress.com, as well as http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=80059&eventID=1202753 on January 27, 2006, beginning at 1:30 p.m. EST. The online replay will follow shortly after the call and continue through February 10, 2006.

U.S. Xpress Enterprises, Inc. is the fifth largest publicly owned truckload carrier in the United States, measured by revenue. The Company provides dedicated, regional, and expedited team truckload services throughout North America, with regional capabilities in the West, Midwest, and Southeastern United States. The Company is one of the largest providers of expedited and time-definite services in the truckload industry and is a leader in providing expedited intermodal rail services. Xpress Global Systems, Inc., a wholly owned subsidiary, is a provider of transportation, warehousing, and distribution services to the floor covering industry. The Company participates in logistics services through its joint ownership of Transplace, an Internet-based global transportation logistics company. Additionally, U.S. Xpress has a 49% equity ownership interest in Arnold Transportation Services, Inc., which provides regional, dedicated, and medium length of haul services with a fleet of approximately 1,500 trucks, and Total Transportation of Mississippi and affiliated companies, a truckload carrier that provides medium length of haul and dedicated dry van service with a fleet of approximately 500 trucks primarily in the eastern United States. Please visit the Company's website at www.usxpress.com.

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XPRSA Reports Fourth Quarter Results Page 3 January 26, 2006

This press release contains certain statements that may be considered "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. In this press release, these statements include, without limitation, statements relating to anticipated freight demand and tractor capacity; improving the performance of Xpress Global Systems; increases in seated truck capacity; and improvements in operating margins and results of operations. The following factors, among others, could cause actual results to differ materially from those expressed in forward-looking statements: the risk that we will be unable to obtain the level of rate increases and improvement in freight mix that we expect regardless of increased freight volumes; the risk that our perception of industry fundamentals is incorrect and an improvement in freight volumes and pricing does not occur; the risk that the actions we have taken to increase margins and reduce costs in our Xpress Global segment will not be effective; further increases in the compensation of or difficulty in attracting and retaining qualified drivers and independent contractors; further fluctuations in the price or availability of diesel fuel or in surcharge collection; recessionary economic cycles and downturns in customers' business cycles; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; strikes, work slow downs, or work stoppages at our facilities or at customers, ports, or other shipping related facilities; increases in interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers and new emissions control regulations; our ability to execute our business strategy; our ability to grow our revenue at historical rates; the loss of one of our senior officers; our ability to finance revenue equipment purchases and other capital requirements, and to do so on acceptable terms; the risk that our substantial indebtedness and operating lease obligations could adversely impact our ability to respond to changes in our industry or business, or that we could be unable to comply with the restrictive and financial covenants contained therein; the risk that railroad service instability could increase our costs and reduce our ability to offer expedited intermodal rail service; the risk of adverse results at Arnold Transportation or Total Transportation of Mississippi that are included in our results; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; the number of shares repurchased, if any; and the effects of repurchasing the shares on debt, equity, and liquidity; Readers should review and consider these factors along with our various disclosures in filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

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XPRSA Reports Fourth Quarter Results Page 4 January 26, 2006

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004

Operating Revenue:
Revenue, before fuel surcharge	$275,149	$288,880	$1,038,754	$1,044,699
Fuel surcharge	42,815	23,436	125,478	60,957
Total operating revenue	317,964	312,316	1,164,232	1,105,656

Operating Expenses:
Salaries, wages and benefits	103,965	97,911	399,894	367,317
Fuel and fuel taxes	63,423	47,767	225,213	168,570
Vehicle rents	18,098	18,037	69,707	71,068
Depreciation and amortization, net of gain on sale	11,555	10,829	46,661	45,097
Purchased transportation	50,517	65,011	197,648	212,153
Operating expense and supplies	18,052	19,570	75,100	72,689
Insurance premiums and claims	20,868	20,221	55,197	59,651
Operating taxes and licenses	3,796	3,469	14,144	13,924
Communications and utilities	2,515	2,744	10,718	11,435
General and other operating	10,358	13,163	43,847	43,744
Early Extinguishment of Debt	93	454	294	454
Loss on sale of airport business	-	-	2,787	-
Total operating expenses	303,240	299,176	1,141,210	1,066,102

Income from Operations	14,724	13,140	23,022	39,554

Interest Expense, net	2,371	2,201	7,666	9,223
Equity in income of affiliated companies	(984)	-	(2,792)	-
	1,387	2,201	4,874	9,223

Income Before Income Taxes	13,337	10,939	18,148	30,331

Income Tax Provision	6,259	4,988	8,716	13,905

Net Income	$7,078	$5,951	$9,432	$16,426

Earnings Per Share - basic	$0.46	$0.41	$0.59	$1.16
Weighted average shares - basic	15,375	14,449	15,929	14,159
Earnings Per Share - diluted	$0.46	$0.40	$0.59	$1.14
Weighted average shares - diluted	15,503	14,823	16,083	14,399

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XPRSA Reports Fourth Quarter Results Page 5 January 26, 2006

U.S. XPRESS ENTERPRISES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (In Thousands, Except Per Share Data - Net of Fuel Surcharge Revenue) (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2005	2004	2005	2004
Operating Revenue	100.0%	100.0%	100.0%	100.0%

Operating Expenses:
Salaries, wages and benefits	37.8	33.9	38.5	35.2
Fuel and fuel taxes	7.5	8.4	9.6	10.3
Vehicle rents	6.5	6.2	6.7	6.8
Depreciation and amortization, net of gain on sale	4.2	3.7	4.5	4.3
Purchased transportation	18.4	22.5	19.0	20.3
Operating expense and supplies	6.5	6.8	7.2	7.0
Insurance premiums and claims	7.6	7.0	5.3	5.7
Operating taxes and licenses	1.4	1.2	1.4	1.3
Communications and utilities	0.9	0.9	1.0	1.1
General and other operating	3.8	4.7	4.3	4.2
Early Extinguishment of Debt	0.0	0.2	0.0	0.0
Loss on sale of airport business	0.0	0.0	0.3	0.0
Total operating expenses	94.6	95.5	97.8	96.2

Income from Operations	5.4	4.5	2.2	3.8

Interest Expense, net	0.9	0.8	0.7	0.9
Equity in income of affiliated companies	(0.4)	0.0	(0.2)	0.0
	0.5	0.8	0.5	0.9

Income Before Income Taxes	4.9	3.7	1.7	2.9

Income Tax Provision	2.3	1.7	0.8	1.3

Net Income	2.6%	2.0%	0.9%	1.6%

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XPRSA Reports Fourth Quarter Results Page 6 January 26, 2006

U.S. XPRESS ENTERPRISES, INC. KEY OPERATING FACTORS

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2005	2004	% Change	2005	2004	% Change
OPERATING RATIO (1)	94.6%	95.5%	-0.9%	97.8%	96.2%	1.7%

OPERATING REVENUE:
US Xpress, net of fuel surcharge	$254,458	$248,814	2.3%	$933,153	$905,485	3.1%
Fuel Surcharge	42,815	23,436	82.7%	125,478	60,957	105.8%
Xpress Global Systems	22,462	42,604	-47.3%	125,389	158,566	-20.9%
Inter-company	(1,771)	(2,538)	-30.2%	(19,788)	(19,352)	2.3%
Total Operating Revenue	$317,964	$312,316	1.8%	$1,164,232	$1,105,656	5.3%

OPERATING INCOME (LOSS):
US Xpress	$17,016	$18,079	-5.9%	$36,814	$45,056	-18.3%
Xpress Global Systems	(2,199)	(4,485)	n/a	(13,498)	(5,048)	n/a
Early extinguishment of debt	(93)	(454)	-	(294)	(454)	-
Total Operating Income	$14,724	$13,140	12.1%	$23,022	$39,554	-41.8%

TRUCKLOAD STATISTICS:
Revenue Per Mile (2)	$1.739	$1.627	6.9%	$1.595	$1.485	7.4%

Revenue Per Total Mile (2)	$1.544	$1.441	7.2%	$1.418	$1.321	7.3%

Tractors (at end of period)-
Company Owned	4,598	4,460	3.1%	4,598	4,460	3.1%
Owner Operators	454	574	-20.9%	454	574	-20.9%
Total Tractors (at end of period)	5,052	5,034	0.4%	5,052	5,034	0.4%

Average Number of Tractors in Fleet During Period	5,178	5,179	0.0%	5,070	5,369	-5.6%

Average Revenue Miles Per Tractor Per Period (2)(3)	23,596	24,579	-4.0%	98,008	100,862	-2.8%

Average Revenue Per Tractor Per Period (2)(3)	$42,857	$41,766	2.6%	$161,816	$154,818	4.5%

Average Length of Haul	695	709	-2.0%	679	721	-5.8%

Empty Mile Percentage	11.17%	11.39%	-1.9%	11.10%	11.02%	0.7%

	December 31, 2005	December 31, 2004
BALANCE SHEET DATA:
Total Assets	$611,648	$560,167
Total Equity	232,410	233,384
Long-term Debt, including
Current Maturities and Securitization	177,156	149,566

(1) Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharges, as a percentage of revenue, before fuel surcharge.
(2) Net of fuel surcharge revenues.
(3) Excludes revenue and miles from expedited intermodal rail services.

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